UNITED STATES
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Lord Abbett Global Fund, Inc.
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Important Notice Regarding Change in Investment Policy

April 26, 2007

Dear Global Income Fund Shareholder:

We want to let you know about some important changes we are making to the Lord Abbett Global Income Fund (the “Fund”)—changes we believe will provide different and increased risks, but also the potential for enhanced investment results.

Effective on or about June 29, 2007, to provide the Fund with opportunities to seek increases in capital appreciation and potentially higher investment yields, the following changes will take place, subject to shareholder approval of the change to the Fund’s investment objective.

•                  The Fund’s current investment objective will change from seeking high current income consistent with reasonable risk, with capital appreciation as a secondary consideration, to seeking high total return;

•                  Currently, the Fund’s principal investment strategy is to primarily invest in high-quality and investment-grade debt securities of domestic and foreign companies.  Under the new principal investment strategy, the Fund normally will invest at least 80% of its assets in instruments that provide investment exposure to the currencies of, and in fixed income instruments denominated in the currencies of, developing markets.  Developing markets will include the developing countries of Asia, Africa, the Middle East, Latin America, Europe, and other regions of the world.

•                  The Fund’s name will change to the “Lord Abbett Developing Local Markets Fund,” and its benchmark will change to the JP Morgan Emerging Local Markets Index Plus (ELMI+), to more accurately reflect the Fund’s new investment focus.

If you have any questions, we urge you to contact your financial advisor. You also can call us at 1-888-L-ABBETT (1-888-522-2388).

It is a privilege to manage the Fund on your behalf.  We appreciate your confidence in Lord Abbett and hope that you’ll invest with us for many years to come.

Sincerely,

/s/ Robert S. Dow
Robert S. Dow
Managing Partner

Lord, Abbett & Co. LLC – 90 Hudson Street Jersey City, NJ 07302-3973 – T 800-201-6984 – www.LordAbbett.com
Lord Abbett mutual fund shares are distributed by Lord Abbett Distributor LLC.